Exhibit 10.5

Dated the 30th day of May 2025

Wong Kwok Chung

and

Chen Dong

and

KLA Smart Capital Limited

(as Vendors)

and

KLA-iBotics Holdings Limited

(as Purchaser)

SALE AND PURCHASE AGREEMENT

in respect of

100% of the issued share capital of

Jingxing Holdings Limited

THIS AGREEMENT is made on the 30th day of May 2025

BETWEEN

(1)	Wong Kwok Chung, holder of Hong Kong identity card number K142955(8) whose residential address is Flat H, 19/F, Block 5, Nerine Cove, 23 Hang Fu Street, Tuen Mun, New Territories, Hong Kong (“Mr. Wong”);

(2)	Chen Dong, holder of PRC passport number EP0821114 whose residential address is Room 601, No. 63, Lane 32, Ledu Road, Songjiang District, Shanghai, China (“Mr. Chen”);

(3)	KLA Smart Capital Limited, a company incorporated with limited liability in the BVI whose registered office is situated at Corporate Registrations Limited of Sea Meadow House, (P.O. Box 116), Road Town, Tortola, British Virgin Islands (“KLASCL”, together with Mr. Wong and Mr. Chen, the “Vendors” and each a “Vendor”); and

(4)	KLA-iBotics Holdings Limited, a company incorporated with limited liability in the BVI whose registered office is situated at Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola, British Virgin Islands (the “Purchaser”).

WHEREAS:

(A)	The Target Company is a company incorporated under the laws of the BVI with limited liability. As at the date of this Agreement, the Target Company has an authorised share capital of HK$10,000 divided into 10,000 Shares, of which 7,000 Shares have been issued and are fully paid or credited as fully paid. The Target Company is owned as to approximately 36% by Mr. Wong, 36% by Mr. Chen and 29% by KLASCL.

(B)	Jingxing Storage is a company incorporated under the laws of Hong Kong with limited liability. As at the date of this Agreement, Jingxing Storage has an issued share capital of HK$1,000 divided into 1,000 issued and fully paid shares. Jingxing Storage is owned as to 100% by the Target Company. A summary of the particulars of the Target Group are set out in Schedule 1.

(C)	The Purchaser is a company incorporated in the BVI with limited liability. The Company is authorised to issue a maximum of 50,000 shares of no par value divided into (i) 45,000 Class A ordinary shares of no par value (the “Purchaser’s Class A Ordinary Shares”) which confer the holder one (1) vote per Purchaser’s Class A Ordinary Shares; and (ii) 5,000 Class B ordinary shares of no par value (the “Purchaser’s Class B Ordinary Shares”) which confer the holder twenty (20) votes per Purchaser’s Class B Ordinary Shares. As at the date of this Agreement, the Purchaser is owned as to 100% by Kamui Development Group Limited, which owns 3,000 Purchaser’s Class B Ordinary Shares.

(D)	As at the date of this Agreement, the Purchaser owns 100% of the entire issued share capital of Kamui Logistics Automation System.

(B)	The Vendors have agreed to sell, and the Purchaser has agreed to purchase, the Sale Shares upon the terms and conditions set out in this Agreement.

(C)	Upon Completion, the Target Company will be owned as to 100% by the Purchaser.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (including the Recitals and the Schedules), the following expressions shall, unless the context otherwise requires, have the following meanings:

“Accounts”	the audited financial statements of Jingxing Storage comprising the income statement for the financial year ended the Accounts Date and the balance sheet as at the Accounts Date;

“Accounts Date”	31 March 2024;

“Agreement”	this sale and purchase agreement (including its Recitals and Schedules), as may be amended or supplemented from time to time;

“associates”	in relation to a person, any company under the Control of such person; and where such person is a natural person, also includes his child(ren), spouse(s), trustee(s) and company under Control of him and/or such child(ren), spouse(s) and trustee(s);

“business day”	a day (other than Saturday) on which banks are open in Hong Kong for general banking business;

“BVI”	the British Virgin Islands;

“Completion”	completion of the sale and purchase of the Sale Shares pursuant to Clause 5;

“Completion Date”	the date on which all the Conditions Precedent are fulfilled or waived (as the case may be), which is expected to be on 31 May 2025;

“Conditions Precedent”	the conditions precedent set out in Clause 4;

“Consideration”	has the meaning ascribed to it in Clause 3.1;

“Consideration Share(s)”	has the meaning ascribed to it in Clause 3.2;

“Control”	the power (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) to appoint and/or remove all or such number of the members of the board of directors or other governing body of an entity or partnership as are able to cast a majority of the votes capable of being cast by the members of that board or body on all, or substantially all, matters, or otherwise to control or have the power to control the policies and affairs of that person; and/or the holding and/or the possession of the beneficial interest in and/or the ability to exercise the voting rights applicable to shares or other securities in any person which confer in aggregate on the holders thereof more than 30% of the total voting rights exercisable at general meetings of that person on all, or substantially all, matters, and the word “Controlled” shall be construed accordingly;

“Encumbrance”	any option, right to acquire, right of pre-emption, mortgage, charge, pledge, lien, hypothecation, title retention, right of set off, counterclaim, trust arrangement or other security or any equity or restriction;

“Fundamental Warranties”	means the representations, warranties and undertakings set out in paragraphs 1, 2, 3 and 18 of Schedule 3;

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong;

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC;

“Jingxing Storage”	Jingxing Storage Equipment Engineering (H.K.) Company Limited a company incorporated in Hong Kong with limited liability, which is owned as to 100% by the Target Company, particulars of which are set out in Schedule 1;

“Kamui Development”	Kamui Development Group Limited, a shareholder of the Purchaser

“Kamui Logistics Automation System”	Kamui Logistics Automation System Limited, a company incorporated in Hong Kong with limited liability, which is owned as to 100% by the Purchaser as at the date of this Agreement;

“Long Stop Date”	30 June 2025 or such later date as may be agreed between the Vendors and the Purchaser;

“Management Accounts”	the unaudited management accounts of Jingxing Storage comprising the income statement for such period after the Accounts Date and up to the Management Accounts Date and the balance sheet as at the Management Accounts Date;

“Management Accounts Date”	31 March 2025;

“NASDAQ”	National Association of Securities Dealers Automated Quotations, the stock market in the USA;

“Parties”	parties to this Agreement and a “Party” means any one of them;

“Person”	a natural person, partnership, company, joint stock company, trust, unincorporated association, joint venture or other entity or governmental agency, and pronouns have a similarly extended meaning

“Purchaser Warranties”	the representations, warranties and undertakings made by the Purchaser and contained in Clause 7 and Schedule 4;

“Purchaser’s Class A Ordinary Share(s)”	has the meaning ascribed to it in Recital (C);

“Purchaser’s Class B Ordinary Share(s)”	has the meaning ascribed to it in Recital (C);

“Sale Shares”	7,000 shares in the share capital of the Target Company, being 100% of its entire issued share capital as at the date of this Agreement;

“Target Company”	Jingxing Holdings Limited, a company incorporated in the BVI with limited liability, particulars of which are set out in Schedule 1

“Target Group”	Jingxing Holdings Limited and its subsidiary, namely Jingxing Storage, and the term “Target Group Member(s)” shall be construed accordingly

“Taxation”	all forms of tax, rate, levy, duty, charge, impost, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other authority in any part of the world and includes any interest, additional tax, penalty or other charge payable or claimed in respect thereof;

“USA”	the United States of America;

“US$”	United States dollars, the lawful currency of the USA;

“Vendor Warranties”	the representations, warranties and undertakings made by the Vendors and contained in Clause 6 and Schedule 3;

“Vendor Warrantors”	Mr. Wong and Mr. Chen, each being a Vendor

“Warranties”	the Vendor Warranties and the Purchaser Warranties; and

“%”	per cent.

1.2	In this Agreement:

(a)	references to costs, charges, remuneration or expenses shall include any value added tax, turnover tax or similar tax charged in respect thereof;

(b)	references to any action, remedy or method of judicial proceedings for the enforcement of rights of creditors shall include, in respect of any jurisdiction other than Hong Kong, references to such action, remedy or method of judicial proceedings for the enforcement of rights of creditors available or appropriate in such jurisdiction as shall most nearly approximate thereto;

(c)	words denoting the singular number only shall include the plural number also and vice versa;

(d)	words denoting one gender only shall include the other genders and the neuter and vice versa;

(e)	words denoting persons only shall include firms and corporations and vice versa;

(f)	references to any provision of any statute shall be deemed also to refer to any modification or re-enactment thereof or any instrument, order or regulation made thereunder or under such modification or re-enactment; and

(g)	references to any document in the agreed form is to such document which has been initialed by the parties for identification.

1.3	Headings shall be ignored in construing this Agreement.

1.4	The Recital and the Schedules are part of this Agreement and shall have effect accordingly.

2.	SALE AND PURCHASE OF SALE SHARES

2.1	Subject to the terms and conditions of this Agreement, the Vendors, as legal and beneficial owners, shall sell the Sale Shares to the Purchaser in the respective proportions set against their names in Schedule 2 and the Purchaser shall purchase the same from the Vendors free from all Encumbrances and third party rights of any kind and together with all rights now or hereafter attaching thereto including the right to receive all dividends and distributions declared, made or paid on or after the Completion Date.

2.2	The Purchaser shall not be obliged to complete the sale and purchase of the Sale shares unless the sale and purchase of all the Sale Shares are completed simultaneously.

3.	CONSIDERATION

3.1	The aggregate consideration (the “Consideration”) of the Sale Shares to be paid by the Purchaser to the Vendors is HK$217,000,000, which shall be payable to:

(a)	Mr. Wong as to HK$77,500,000;

(b)	Mr. Chen as to HK$77,500,000; and

(c)	KLASCL as to HK$62,000,000,

and shall be satisfied by the allotment and issue of the ConSideration Shares by the Purchaser at Completion.

3.2	The Purchaser shall allot and issue in aggregate 7,000 Purchaser’s Class A Ordinary Shares (the “Consideration Shares”) to the respective Vendors (or their nominees) in such proportion as set out in Schedule 2 on the Completion Date.

4.	CONDITIONS PRECEDENT

4.1	The Purchaser’s obligations to undertake the Completion shall be conditional upon the fulfilment of the following Conditions Precedent:

(a)	all Vendor Warranties being true, accurate and not misleading at all material aspects at all times between the date hereof and the Completion Date (as though they had been made on such dates by reference to the facts and circumstances then subsisting);

(b)	there having been no material adverse change, or any development likely to involve a prospective material adverse change, in the condition (financial, operational or otherwise) or in the earnings, business affairs or business prospects, assets or liabilities of any members of the Target Group, whether or not arising in the ordinary course of business since the date of this Agreement;

(c)	all necessary consents, approvals, permits and/or authorisations in respect of the transactions contemplated under this Agreement having been obtained.

4.2	All Conditions Precedent may be waived by the Purchaser by written consent.

4.3	Each of the Vendors undertakes to the Purchaser to use its best endeavours to ensure that the Conditions Precedent in Clause 4.1 are fulfilled as early as practicable and in any event not later than the Long Stop Date.

4.4	Each Party undertakes to provide all commercially reasonable assistance to the other Party to fulfill the Conditions Precedent in Clause 4.1 in accordance with Clause 4.3.

4.5	If the Conditions Precedent have not been fulfilled or waived (as the case may be) on or before the Long Stop Date, the Purchaser shall be entitled (but without obligation) to terminate this Agreement by written notice to the Vendors, and this Agreement will lapse and become null and void and the Parties will be released from all obligations hereunder, save for liabilities for any antecedent breaches hereof.

5.	COMPLETION

5.1	Completion shall take place on the Completion Date (or on such other time and/or day as the Parties may agree in writing).

5.2	At Completion, the Vendors shall:

(a)	deliver or cause to be delivered to the Purchaser:

(i)	evidence reasonably satisfactory to the Purchaser that the Conditions Precedent in Clause 4.1 (which are applicable to the Vendors) of this Agreement have been fulfilled;

(ii)	instrument(s) of transfer of the Sale Shares duly executed by each of the Vendors as registered holders thereof in favour of the Purchaser together with the related share certificate(s);

(iii)	certified true copy of the register of members of each of the Target Company Members reflecting the shareholding of the Target Company after Completion;

(iv)	(1)	all cheque books, accounts, statutory records and minute books (which shall be duly written up to date as at Completion) and accounting records including an original copy of the memorandum and articles of association or other equivalent constitutional documents, certificate of incorporation and business registration certificates, business licence, governmental approval letters and certificates (if any), common seal, authorised chops, share certificate books and other statutory records of the Target Group Members;

(2)	all tax returns and assessments of the Target Group Members in the last seven (7) years (if applicable) (receipted where the due dates for payment fell on or before the Completion Date);

(3)	copies of all correspondence, if any, with its lawyers, accountants, tax or revenue departments, all other documents and correspondence, if any, relating to the business affairs of the Target Group Members; and all title deeds, evidence of ownership and documents relating to assets owned by the Target Group Members;

(v)	a certified copy of the resolutions passed by the board of directors of KLASCL approving the transfer of the Sale Shares owned by KLASCL to the Purchaser and the execution and performance of this Agreement by KLASCL;

(vi)	if required by the Purchaser, all documents required for the purpose of changing the authorized signatories of all bank accounts of the Target Group Members to such person(s) as the Purchaser may nominate, duly signed and executed by all relevant parties including but not limited to the existing authorised signatories in accordance with the applicable laws, regulations and practices;

(vii)	such other documents as may be reasonably required to give good title to the Sale Shares free from all Encumbrances and third party rights of any kind and to enable the Purchaser to become the registered holder thereof;

(viii)	a certified true copy of the resolutions of the board of directors of the Target Group Members approving the matters set out in Clause 5.2(b); and

(ix)	the application for shares duly signed by the Vendors for their respective share of the Consideration Shares;

(b)	procure that the following businesses shall be approved at a meeting of the directors of each of the Target Group Members (where appropriate):

(i)	(in the case of the Target Company only) the transfer of the Sale Shares and the Purchaser and/or its nominee shall be duly registered as the holder of the Sale Shares in the register of members of the Target Company, subject to the articles of association of the Target Company;

(ii)	(in the case of the Target Company only) that the share certificate in respect of the Sale Shares be duly issued and delivered to the Purchaser and/or its nominee;

(iii)	the appointment of the directors, the company secretary and/or auditors nominated by the Purchaser;

(iv)	the acceptance of the resignation of the existing directors, company secretary and/or auditors as the Purchaser may require;

(v)	the revocation and change of all existing mandates of all bank accounts maintained by the Target Group Members in manner designated by the Purchaser;

(vi)	the change of the registered office and/or correspondence address to such place as the Purchaser may specify; and

(vii)	approve any of its directors to do all such acts and things and to sign any documents reasonably required to give effect to the transaction as contemplated under this Agreement.

5.3	At Completion, against compliance with the provisions of Clause 5.2, the Purchaser shall deliver or cause to be delivered to the Vendors the following documents:

(a)	a certified copy of the resolutions passed by the board of directors of the Purchaser approving (i) the execution and performance of this Agreement and (ii) the allotment and issue of the Consideration Shares;

(b)	instrument(s) of transfer of the Sale Shares duly executed by the Purchaser; and

(c)	a certified copy of the register of members of the Purchaser showing the Vendors as the registered holders of the Consideration Shares and new certificate(s) for the Consideration Shares in the name of the Vendors.

6.	VENDORS’ REPRESENTATIONS AND WARRANTIES

6.1	Each of the Vendor Warrantors hereby jointly and severally represents, warrants and undertakes to the Purchaser that each of the Vendor Warranties contained in Schedule 3 is true, accurate and not misleading at all material aspects as at the date of this Agreement and immediately before Completion by reference to facts, events and circumstances subsisting on the Completion Date on the basis that any reference made in the Vendor Warranties, whether express or implied, to the date of this Agreement shall be construed as a reference to the Completion Date.

6.2	KLASCL hereby represents, warrants and undertakes to the Purchaser that each of the Fundamental Warranties contained in Schedule 3 is true, accurate and not misleading at all material aspects as at the date of this Agreement and immediately before Completion by reference to facts, events and circumstances subsisting on the Completion Date on the basis that any reference made in the Fundamental Warranties, whether express or implied, to the date of this Agreement shall be construed as a reference to the Completion Date.

6.3	The Vendor Warrantors shall be deemed to have repeated all the Vendor Warranties on the basis that such Vendor Warranties will at all times from the date of this Agreement up to and including the Completion Date be true, complete and accurate in all respects and such Vendor Warranties shall have effect as if given at Completion as well as the date of this Agreement.

6.4	KLASCL shall be deemed to have repeated the Fundamental Warranties on the basis that such Fundamental Warranties will at all times from the date of this Agreement up to and including the Completion Date be true, complete and accurate at all material aspects and such Fundamental Warranties shall have effect as if given at Completion as well as the date of this Agreement.

6.5	The Vendors agree and acknowledge that the Purchaser is entering into this Agreement in reliance on the Vendor Warranties.

6.6	None of the Vendor Warranties shall be limited or restricted by reference to or inference from the terms of any other Warranties or any other term of this Agreement.

6.7	Each of the Vendors undertakes to the Purchaser (without limiting any other rights of the Purchaser in any way including its rights to damages in respect of a claim for breach of any Vendor Warranties or the Fundamental Warranties (as the case may be) or on any other basis) that, if there is a breach of any Vendor Warranties or the Fundamental Warranties (as the case may be) given by it, the relevant Vendor shall be liable to the Purchaser to pay damages equal to the aggregate of:

(a)	the amount which would be necessary to put the Target Group or the Purchaser into the financial position which would have existed had there been no breach of the Vendor Warranties in question; and

(b)	all costs suffered or incurred by the Purchaser or any of its associates, directly or indirectly, as a result of or in connection with such breach of Vendor Warranties.

6.8	If any of the Vendors fails to perform any of its obligations in any material respect (including its obligation at Completion) under this Agreement or breaches any of the terms or the Vendors’ Warranties or the Fundamental Warranties (as the case may be) in any material respect prior to Completion, then without prejudice to all and any other rights and remedies available at any time to the Purchaser (including but not limited to the right to damages for any loss suffered by the Purchaser), the Purchaser may by notice either require the relevant Vendor to perform such obligations or, insofar as the same is practicable, remedy such breach or to the extent it relates to the failure of the relevant Vendor to perform any of its obligations on or prior to Completion in any material respect, treat the relevant Vendor as having repudiated this Agreement and rescind the same. The rights conferred upon the Purchaser by the provisions of this Clause 6.8 are additional to and do not prejudice any other rights the Purchaser may have. Failure to exercise any of the rights herein conferred shall not constitute a waiver of any such rights.

7.	PURCHASER’S REPRESENTATIONS AND WARRANTIES

7.1	The Purchaser hereby represents, warrants and undertakes to the Vendors that each of the Purchaser Warranties contained in Schedule 4 is true, accurate and not misleading as at the date of this Agreement and immediately before Completion by reference to facts, events and circumstances subsisting on the Completion Date on the basis that any reference made in the Purchaser Warranties, whether express or implied, to the date of this Agreement shall be construed as a reference to the Completion Date.

7.2	The Purchaser shall be deemed to have repeated all the Purchaser Warranties on the basis that such Purchaser Warranties will at all times from the date of this Agreement up to and including the Completion Date be true, complete and accurate in all respects and such Purchaser Warranties shall have effect as if given at Completion as well as the date of this Agreement.

7.3	The Purchaser agrees and acknowledges that the Vendors are entering into this Agreement in reliance on the Purchaser Warranties.

7.4	None of the Purchaser Warranties shall be limited or restricted by reference to or inference from the terms of any other Purchaser Warranties or any other term of this Agreement.

7.5	The Purchaser undertakes to the Vendors (without limiting any other rights of the any Vendor in any way including its rights to damages in respect of a claim for breach of any Purchaser Warranties or on any other basis) that, if there is a breach of any Purchaser Warranties given by it, the Purchaser shall be liable to the Vendors to pay damages equal to the aggregate of:

(a)	the amount which would be necessary to put the Vendors into the financial position which would have existed had there been no breach of the Purchaser Warranties in question; and

(b)	all costs suffered or incurred by any of the Vendors or any of its associates, directly or indirectly, as a result of or in connection with such breach of Purchaser Warranties.

7.6	If the Purchaser fails to perform any of its obligations in any material respect (including its obligation at Completion) under this Agreement or breaches any of the terms or Purchaser Warranties in any material respect prior to Completion, then without prejudice to all and any other rights and remedies available at any time to the Vendors (including but not limited to the right to damages for any loss suffered by the Vendor), any Vendor may by notice either require the Purchaser to perform such obligations or, insofar as the same is practicable, remedy such breach or to the extent it relates to the failure of the Purchaser to perform any of its obligations on or prior to Completion in any material respect, treat the Purchaser as having repudiated this Agreement and rescind the same. The rights conferred upon the Vendors by the provisions of this Clause 7.5 are additional to and do not prejudice any other rights the Vendor may have. Failure to exercise any of the rights herein conferred shall not constitute a waiver of any such rights.

8.	VENDORS’ INDEMNITY

8.1	Each of the Vendors hereby undertakes that it will severally indemnify and at all times keep the Purchaser fully indemnified on demand against all damages, losses, expenses and reasonable costs (including legal costs) and other liabilities which may be suffered or incurred by the Purchaser or its associates and which arise in connection with any breach or violation of, or default in connection with, any covenants, warranties or agreements made by or to be performed by the it under this Agreement.

8.2	Each of the Vendor Warrantors hereby undertakes that it will severally indemnify and at all times keep the Purchaser fully indemnified on demand against Taxation, together with all reasonable costs (including all legal costs), expenses or other liabilities which the Target Group Members may incur in connection with (i) the investigation, the assessment or the contesting of any Taxation claim; or (ii) the settlement of any Taxation claim; or (iii) any legal proceedings involving the Target Group Members; or (iv) the enforcement of any such settlement or judgment, falling on the Target Group Members resulting from or by reference to any income, profits or gains earned, accrued or received on or before the Completion Date or any event or transaction on or before the Completion Date whether alone or in conjunction with any circumstances whenever occurring and whether or not such Taxation is chargeable against or attributable to any other person, firm, company or corporation PROVIDED THAT this Clause 8.2 does not cover, and the Vendors shall be under no liability in respect of any claim, liability for taxation or losses:

(a)	to the extent that provision or reserve has been made for such claim in the Accounts and the Management Accounts which arise in the ordinary course of business of the Target Group; or

(b)	to the extent of any provisions or reserve made for any claim in the Accounts which is finally established to be an over-provision or an excessive reserve; or

(c)	to the extent that such claim would not have arisen but for a voluntary act or transaction carried out by the Target Group Members or the Purchaser after Completion; or

(d)	to the extent that such claim arises or is increased as a result only of any increases in rates of taxation or change in law, rule or regulation of any governmental, administrative or regulatory body affecting the Target Group Members or accounting policies, practices or treatments made after the Completion Date with retrospective effect; or

(e)	which arise as a result of the Target Group Members failing to act in accordance with any reasonable request of the Vendors in avoiding, resisting, compromising or settling any claim or liability for Taxation.

9.	NON-COMPETE UNDERTAKINGS

9.1	Each of the Vendors hereby severally covenants with and undertakes to the Purchaser, as a separate and independent agreement, that it or he will not, and (in the case of a corporate Vendor) procure its beneficial owner will not, whether acting alone or with any other Person, without written consent from the Purchaser:

(a)	during the period of five (5) years from the Completion Date (the “Restricted Period”), whether on its/his own account or in conjunction or partnership with or on behalf of any other Person and whether through any company which its/his associate Controls (for which purpose there shall be aggregated with its/his shareholding or ability to exercise Control the shares held or Controlled by any of its/his associates) or as principal, partner, director, employee, adviser, consultant or agent, directly or indirectly and whether or not for gain:

(i)	carry on or be involved in the operation and management of ; or

(ii)	be employed or engaged in or with;

any business or undertaking which (i) is involved in the provision of warehouse facilities and storage equipment and the related design, engineering and installation services in Hong Kong; or (ii) uses a trade name which is similar to “Jingxing”or “精 星”; or

(b)	during the Restricted Period, solicit or entice away from the Target Group Members any employee of the Target Group Members, the Purchaser or their respective associates; or

(c)	during the Restricted Period, solicit or entice away from the Target Group Members any customer or supplier of the Target Group Members, the Purchaser or their respective associates;

(d)	at any time after Completion disclose to any Person, and shall use reasonable endeavours to prevent the publication or disclosure of, any confidential or commercially sensitive information concerning (a) the affairs, accounts or finances of the business of the Target Group Members; or (b) the transactions or affairs between any Target Group Members and any of its clients’, suppliers’ or customers’ which may have come to its/his knowledge before Completion.

9.2	Mr. Wong hereby undertakes to the Purchaser that he shall remain as a director of each Target Group Member, and shall carry out the same roles and responsibilities after Completion for a fixed term of five (5) years (or such other duration as may be determined by the board of directors of each Target Group Member provided that it shall not exceed five (5) years).

9.3	For the avoidance of doubt, in connection with any obligation and liability under Clause 9.1, each of the Vendors’ liabilities shall be several but not joint, and none of them or their respective associates shall be liable for the breach of the other obligors or their respective associates under Clause 9.1.

9.4	While the restrictions contained in Clause 9.1 are considered by the Vendors and the Purchaser to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons unforeseen and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Purchaser but would be valid if part of the wording thereof were deleted or the period thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

10.	FURTHER ASSURANCE

Each Party undertakes to the other Party to execute or procure to be executed all such documents and to do or procure to be done all such other acts and things as may be reasonable and necessary to give all Parties the full benefit of this Agreement.

11.	RESTRICTIONS ON COMMUNICATION AND ANNOUNCEMENTS

11.1	Each of the Parties undertakes to the other Party that it shall not at any time after the date of this Agreement divulge or communicate to any person other than to its professional advisers, or when required by law or any rule of any relevant stock exchange body, or to its respective officers or employees whose province it is to know the same any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of the other which may be within or may come to its knowledge in connection with the transactions contemplated by this Agreement and it shall use its best endeavours to prevent the publication or disclosure of any such confidential information concerning such matters. This restriction shall not apply to information or knowledge which is or which properly comes into the public domain, through no fault of any of the Parties or to information or knowledge which is already known to any of the Parties at the time of its receipt.

11.2	Each of the Parties undertakes that it shall not at any time (save as required by law or any rule of any relevant stock exchange or regulatory body) make any announcement in connection with this Agreement unless the other Party shall have given its consent to such announcement (which consent may not be unreasonably withheld or delayed and may be given either generally or in a specific case or cases and may be subject to conditions). If any Party is required by law or any rule of any relevant stock exchange or regulatory body to make any announcement in connection with this Agreement, the other Party agrees to supply all relevant information relating to itself that is within its knowledge or in its possession as may be reasonably necessary or as may be required by any exchange and regulatory body to be included in the announcement.

12.	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect in any jurisdiction, the legality, validity and enforceability in other jurisdictions or of the remaining provisions of this Agreement shall not be affected or impaired thereby.

13.	COSTS AND EXPENSES

Each Party shall bear its own costs of and incidental to the preparation, negotiation and settlement of this Agreement and the transactions contemplated hereunder (including, without limitation, legal fees and expenses, and capital fees or stamp duty (if any) relating to this Agreement).

14.	ASSIGNMENT

No Party shall assign any of its rights or obligations under this Agreement without the written consent of the other Party.

15.	CONTINUING EFFECT OF AGREEMENT

Any provision of this Agreement which is capable of being performed after Completion but which has not been performed at or before Completion shall remain in full force and effect notwithstanding Completion.

16.	GENERAL

16.1	This Agreement supersedes all and any previous agreements, arrangements or understanding between the Parties relating to the matters referred to in this Agreement and all such previous agreements, understanding or arrangements (if any) shall cease and determine with effect from the date hereof and neither Party shall have any claim in connection therewith.

16.2	This Agreement constitutes the entire agreement between the Parties with respect to its subject matter (no Party having relied on any representation or warranty made by the other Party which is not contained in this Agreement). No variation of this Agreement shall be effective unless made in writing and signed by all Parties.

16.3	Time shall be of the essence of this Agreement but no failure by any Party to exercise, and no delay on its part in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of it or the exercise of any right or prejudice or affect any right against the other. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

16.4	No delay or failure by a Party to exercise or enforce (in whole or in part) any right provided by this Agreement or by law shall operate as a release or waiver, or in any way limit that Party’s ability to further exercise or enforce that, or any other, right. A waiver of any breach of any provision of this Agreement shall not be effective, or implied, unless that waiver is in writing and is signed by the Party against whom that waiver is claimed. In the event of a default by either Party in the performance of its obligations under this Agreement, the non-defaulting Party shall have the right to obtain specific performance of the defaulting Party’s obligations. Such remedy shall be in addition to any other remedies provided under this Agreement or at law.

16.5	Except as expressly provided in this Agreement, a person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Cap 623 of the Laws of Hong Kong) to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Ordinance.

17.	NOTICES

17.1	Any notice claim, demand, court process, document or other communication to be given under this Agreement (collectively “communication” in this Clause) shall be in writing in the English or Chinese language and may be served or given personally or sent to the e-mail address (if any) of the relevant Party and marked for the attention and/or copied to such other person as specified in Clause 17.4.

17.2	A change of address or e-mail address of the person to whom a communication is to be addressed or copied pursuant to this Agreement shall not be effective until five days after a written notice of change has been served in accordance with the provisions of this Clause 17 on the other Party with specific reference in such notice that such change is for the purposes of this Agreement.

17.3	All communications shall be served by the following means and the addressee of a communication shall be deemed to have received the same within the time stated adjacent to the relevant means of despatch:

Means of despatch	Time of deemed receipt
Local mail or courier	24 hours
E-mail	12 hours
Air courier/Speedpost	3 days
Airmail	7 days

17.4	The initial addresses and e-mail addresses of the Parties for the service of communications, the person for whose attention such communications are to be marked and the person to whom a communication is to be copied are as follows:

If to Mr. Wong:

Address	:	Flat H, 19/F, Block 5, Nerine Cove, 23 Hang Fu Street, Tuen Mun, New Territories, Hong Kong
E-mail	:	william@jxlogistics.com.hk
Attention	:	Mr. Wong Kwok Chung

If to Mr. Chen:

Address	:	c/o Jingxing Storage Equipment Engineering (H.K.) Company Limited Unit 1011-1012, 10/F., New Commerce Centre, 19 On Sum Street, Shek Mun, Shatin, New Territories, Hong Kong
E-mail	:	chendong9999@163.com
Attention	:	Mr. Chen Dong

If to KLA Smart Capital Limited:

Address	:	c/o Jingxing Storage Equipment Engineering (H.K.) Company Limited Unit 1011-1012, 10/F., New Commerce Centre, 19 On Sum Street, Shek Mun, Shatin, New Territories, Hong Kong
E-mail	:	dylanchenvip@163.com
Attention	:	Mr. Chen Xiaohui

If to the Purchaser:

Address	:	Unit 801, 8/F., Tower 2, The Quayside, 77 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong
E-mail	:	info@kamui.hk
Attention	:	Mr. Philip Chung

17.5	A communication served in accordance with this Clause 17 shall be deemed sufficiently served and in proving service and/or receipt of a communication it shall be sufficient to prove that such communication was left at the addressee’s address or that the envelope containing such communication was properly addressed and posted or despatched to the addressee’s address. In the case of communication by e-mail, such communication shall be deemed properly transmitted upon the receipt of the sent confirmation by the e-mail account of the sender.

17.6	Nothing in this Clause shall preclude the service of communication or the proof of such service by any mode permitted by law.

18.	PROCESS AGENT

18.1	Each of the Vendors hereby irrevocably appoints Jingxing Storage Equipment Engineering (H.K.) Company Limited of Unit 1011-1012, 10/F., New Commerce Centre, 19 On Sum Street, Shek Mun, Shatin, New Territories, Hong Kong as his/its service agent to accept service of process out of the courts of the Hong Kong in connection with this Agreement. Such appointment cannot be revoked and each of the Vendors hereby confirms that any process, writ of action or summonses out of the courts of Hong Kong served either personally on or sent by post (postal prepaid) to the service agent referred to in this Clause 18.1 at the then current address of such service agent shall be and shall be deemed to be served on the relevant Vendor(s) and that the failure of the service agent to give any notice of such service of process to the relevant Vendor(s) shall not impair or affect the validity of such service or of any judgment based thereon.

18.2	The Purchaser hereby irrevocably appoints Kamui Development Group Limited of Unit 801, 8/F., Tower 2, The Quayside, 77 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong as its service agent to accept service of process out of the courts of the Hong Kong in connection with this Agreement. Such appointment cannot be revoked and the Purchaser hereby confirms that any process, writ of action or summonses out of the courts of Hong Kong served either personally on or sent by post (postal prepaid) to the service agent referred to in this Clause 18.2 at the then current address of such service agent shall be and shall be deemed to be served on the Purchaser and that the failure of the service agent to give any notice of such service of process to the relevant Purchaser shall not impair or affect the validity of such service or of any judgment based thereon.

19.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the execution on the counterparts were on a single copy of this Agreement.

20.	GOVERNING LAW

20.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

20.2	The courts of Hong Kong have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

IN WITNESS whereof this Agreement has been duly executed on the date first above written.

VENDORS

SIGNED by WONG KWOK CHUNG	)
in the presence of: WG KA CHAI	)

/s/ Wg Ka Chai		/s/ Wong Kwok Chung

SIGNED by CHEN DONG	)
in the presence of: WG KA CHAI	)

/s/ Wg Ka Chai		/s/ Chen Dong

SIGNED by Chen Xiaohui	)
for and on behalf of	)
KLA SMART CAPITAL LIMITED	)
in the presence of: WG KA CHAI	)

/s/ Wg Ka Chai		/s/ Chen Xiaohui

PURCHASER

SIGNED by Chan Kin Chung	)
for and on behalf of	)
KLA-IBOTICS HOLDINGS LIMITED	)
in the presence of: WG KA CHAI	)

/s/ Wg Ka Chai		/s/ Chan Kin Chung

SCHEDULE 1
PARTICULARS OF THE TARGET GROUP

Target Company

1.	Company name	:	Jingxing Holdings Limited

2.	BVI company number	:	2175568

3.	Date of incorporation	:	29 April 2025

4.	Place of incorporation	:	the BVI

5.	Address of registered office	:	Corporate Registrations Limited of Sea Meadow House, (P.O. Box 116), Road Town, Tortola, British Virgin Islands

6.	Maximum number of authorised shares	:	10,000 shares of HK$1 each

6.	Issued shares	:	7,000 shares of HK$1 each

7.	Shareholders (number of shares : and shareholding %)	:	Wong Kwok Chung (2,500 shares - 36%) Chen Dong (2,500 shares - 36%) KLA Smart Capital Limited (2,000 shares - 29%)

8.	Director(s)	:	Wong Kwok Chung

Jingxing Storage

1.	Company name	:	Jingxing Storage Equipment Engineering (H.K.) Company Limited

2.	Business registration number	:	30650873

3.	Date of incorporation	:	14 January 2000

4.	Place of incorporation	:	Hong Kong

5.	Address of registered office	:	Unit 1011-1012, 10/F., New Commerce Centre, 19 On Sum Street, Shek Mun, Shatin, New Territories, Hong Kong

6.	Issued shares	:	1,000 shares

7.	Shareholder (number of shares and shareholding %)	:	Jingxing Holdings Limited (1,000 shares -100%)

8.	Directors	:	Wong Kwok Chung

9.	Company secretary	:	Profi Airo (Business Solution) Limited

SCHEDULE 2
NUMBER OF SALE SHARES

AND

CONSIDERATION PAYABLE TO THE VENDORS

Name of Vendor	Sale Shares	Consideration (HK$)	Number of Consideration Shares
Wong Kwok Chung	2,500	77,500,000	2,500
Chen Dong	2,500	77,500,000	2,500
KLA Smart Capital Limited	2,000	62,000,000	2,000
Total	7,000	217,000,000	7,000

SCHEDULE 3
VENDOR WARRANTIES

1.	INFORMATION RELATING TO THE VENDORS

1.1	The facts and information relating to the Vendors set out in the Recitals are true and accurate in all material respects.

2.	COMPLIANCE AND CAPACITY

2.1	Constitution of the Target Group Members

The copy of the constitution documents of each of the Target Group Members provided at Completion is true and complete in all material respects and has embodied in them or annexed to them a copy of every such resolution and agreement required by law to be annexed to them and each of the Target Group Members has at all times carried on its business and affairs in all material respects in accordance with its constitution documents and all such resolutions and agreements.

2.2	Statutory compliance

Each of the Target Group Members is a duly organised limited liability company validly existing under the laws of the place of its incorporation/establishment and has the corporate powers and authority to carry on the business presently carried on by it and to own and hold the assets used therewith.

2.3	Capacity, power and authority

Each of the Vendors:

(a)	(other than in respect of any party that is a natural person) is validly incorporated, in existence, in good standing (if applicable) and duly registered under the laws of its jurisdiction of incorporation;

(b)	have full capacity, power and authority to enter into and perform this Agreement and this Agreement will constitute, binding obligations on the Vendors enforceable in accordance with its terms; and

(c)	is not insolvent nor has it been declared insolvent, and no action or request is, so far as it is aware, pending or threatened to declare it insolvent, wind it up or to make it subject to any proceeding contemplated by any applicable insolvency law.

3.	CAPITAL STRUCTURE

3.1	Capital of each of the Target Group Members

(a)	The Sale Shares constitute 100% of the entire issued share capital of the Target Company as at the date of this Agreement and Vendors’ entire interests in the share capital of the Target Company. Such Sale Shares are fully paid up. None of the Vendors or any of their associates hold any rights to subscribe for or convert or exchange into any shares of the Target Company. There is no Encumbrance or other form of agreement (including conversion rights and rights of pre-emption) on, over or affecting the Sale Shares held by the Vendors and there is no agreement or commitment to give or create any of the foregoing, and no claim has been made by any Person to be entitled to any of the foregoing. There is no Encumbrance or other form of agreement (including conversion rights and rights of pre-emption) on any unissued shares, debentures or other securities of each of the Target Group Members and there is no agreement or commitment to give or create any of the foregoing, and no claim has been made by any Person to be entitled to any of the foregoing, and no Person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of each of the Target Group Members under any of the foregoing.

3.2	Ownership

(a)	Each Vendor is the sole legal and beneficial owner of the Sale Shares set out against its name in Schedule 2 and is and will at Completion be entitled to sell and to transfer to the Purchaser full legal and beneficial ownership of the Sale Shares set out against such Vendor’s name in Schedule 2, together with all rights attaching thereto, free from any Encumbrance.

(b)	There is no restriction on the sale and transfer of the Sale Shares to the Purchaser save for the requirement for board approval under the constitutional documents of the Target Company. The Vendors have the right, power and authority to sell and transfer the Sale Shares with all rights now and hereafter attaching thereto, including the right to all dividends hereafter paid, declared or made in respect thereof, without the approval or consent of any other party other than board approval.

3.3	Reorganisation of share capital

(a)	Each of the Target Group Members has not at any time:

(i)	repaid, redeemed or purchased or agreed to repay, redeem or purchase any of its shares, or otherwise reduced or agreed to reduce its issued share capital or any class of it; or

(ii)	capitalised or agreed to capitalise in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities, any profits or reserves of any class or description or passed or agreed to pass any resolution to do so.

(b)	Subsidiary and other securities

(i)	Save for the Target Group Members, the Target Group shall have no subsidiaries or investments (in whatsoever form) in any other companies (incorporated or otherwise).

(ii)	Each of the Target Group Members does not own and/or has not agreed to acquire any shares or debentures in any other undertaking or any other securities.

4.	ACCOUNTS

4.1	General

The Accounts and the Management Accounts:

(a)	were prepared in accordance with the requirements of all relevant laws, statutes, with good accounting principles and practices generally accepted at the date hereof in Hong Kong;

(b)	disclose a true and fair view of the assets and liabilities of Jingxing Storage as at the Management Accounts Date and of its profits for the financial year or period ended on the aforesaid date;

(c)	contain a note of all capital commitments of Jingxing Storage as at the Management Accounts Date, which note was when made adequate, fair and not materially misleading; and

(d)	contain adequate provision or reserves (as appropriate) for all Taxation.

4.2	Receivables

All trade receivables (net of provisions) and other amounts due to Jingxing Storage as shown in the Management Accounts Date will be fully recoverable in the ordinary course of business.

4.3	Liabilities

At the Completion Date, Jingxing Storage shall have no material liabilities known, actual or contingent (including contingent liabilities to customers and contingent liabilities for Taxation) which were not disclosed, noted or provided for in the Accounts or the Management Accounts.

4.4	Stock valuation

The stock-in-trade or inventory as shown in the Accounts and the Management Accounts has been valued at cost.

4.5	Plant and equipment etc.

All the fixed and loose plant and equipment, furniture, fittings and vehicles used by Jingxing Storage at the Accounts Date and the Management Accounts Date are reflected in the Accounts the Management Accounts and (except for such items as have been disposed of or realised by Jingxing Storage in the ordinary course of business) shall at Completion remain legally and beneficially owned by Jingxing Storage and are free from any Encumbrance (save as disclosed in the Accounts or the Management Accounts), hire or hire purchase agreement or leasing agreement or agreement for payment on deferred terms and are in good conditions (fair wear and tear excepted).

4.6	Depreciation

Depreciation of the fixed assets of Jingxing Storage has been made at a rate sufficient to write down the value of such assets to nil not later than the end of their estimated useful lives and no fixed asset has attributed to it a value exceeding the current market value thereof at the Management Accounts Date.

4.7	Books of account

All accounts, books, ledgers, financial and other necessary records of whatsoever kind of each of the Target Group Members (including registers of members, title deeds, all invoices, or other records required for tax):

(a)	have been properly accurately maintained, are in the possession of each of the Target Group Members and contain true and accurate records of all material matters including those required to be entered in them by applicable laws and in so far as the Vendor Warrantors are aware of, no notice or allegation that any of the same is incorrect or should be rectified has been received;

(b)	do not contain or reflect any material inaccuracies or discrepancies; and

(c)	give and reflect a true and complete view of the matters which ought to appear in them and in particular of the financial, contractual and trading position of each of the Target Group Members and of its plant and machinery, fixed and current assets and liabilities (actual and contingent), debtors and creditors and stock-in-trade;

5.	EVENT AFTER THE MANAGEMENT ACCOUNTS DATE

Since the Management Accounts Date:

5.1	Business

The Target Group has carried on its business in the ordinary and usual course;

5.2	Financial position and prospects

The Target Group has not experienced any material deterioration in its financial or trading position or prospects or turnover or suffered any material diminution of its assets and there are no material facts which are likely to give rise to any such effects;

5.3	Assets and liabilities

The Target Group has not acquired or disposed of or agreed to acquire or dispose of any material assets or assumed or incurred or agreed to assume or incur any material liabilities (actual or contingent) otherwise than in the ordinary course of business;

5.4	Employees

Other than normal pay adjustments made in accordance with the remuneration policies and in line with past practice, none of the Target Group Members has made any material change to the remuneration, terms of employment, emoluments or pension benefits of any director, officer or employee of each of the Target Group Members and has not appointed or employed any additional director, officer or employee entitled as aforesaid;

5.5	Debts

None of the Target Group Members has waived or released any debts in whole or in part and has not written off debts;

5.6	Resolutions

Save for resolutions required to be passed or general meetings required to be held according to the applicable laws, none of the Target Group Members has passed any resolution whether in general meeting or otherwise;

5.7	Third party rights

None of the Target Group Members has become aware that any event has occurred which would entitle any third party to terminate any contract or any benefit enjoyed by them or call in any money before the normal due date therefor;

5.8	Stock-in-trade

None of the Target Group Members has purchased stocks in quantities or at prices materially greater than the practice of each of the Target Group Members prior to Completion;

5.9	Creditors

The Target Group has paid its creditors within the times agreed with such creditors and does not have any debts outstanding which are overdue for payment by more than 120 days;

5.10	Borrowings

None of the Target Group Members has borrowed or raised any money or taken any financial facility;

5.11	Liability to tax

None of the Target Group Members has incurred any liability to Taxation other than Taxation arising from transactions entered into in the ordinary course of business. All the Taxation liabilities of Jingxing Storage have been adequately accrued and recognised in the Accounts and the Management Accounts.

6.	TRANSACTIONS WITH THE VENDORS, DIRECTORS AND ASSOCIATES

6.1	Loans and debts

(a)	Immediately after Completion, there will not be outstanding:

(i)	any indebtedness or other liability (actual or contingent) owing by any of the Target Group Members to any of the Vendors or any associate of any of them or owing to any of the Target Group Members by any of the Vendors or any associate of any of them other than the dividend payable to Mr. Wong by Jingxing Storage and other payables incurred in its ordinary course of business; or

(ii)	any guarantee or security for any such indebtedness or liability.

6.2	Contracts and arrangements

(a)	There is not now outstanding, any agreement, arrangement or understanding (whether legally enforceable or not) to which any of the Target Group Members is a party or has an interest and in which any of the Vendors or any associate of any of them is interested whether directly or indirectly.

(b)	None of the Target Group Members is a party to nor has its profits or financial position during the last three years been affected by any material agreement or arrangement which is not entirely of an arm’s length nature.

6.3	Benefits

Upon Completion, none of the Vendors nor any director of the Target Group, nor any of their respective associate, is entitled to or has claimed entitlement to any remuneration, compensation or other benefit from the Target Group, save for remuneration payable to them as directors and/or employees of the Target Group Members.

7.	FINANCE

7.1	Borrowings

(a)	The amount borrowed by any of the Target Group Members from any of its bankers does not exceed the overdraft facility agreed with such banker.

(b)	The total amount borrowed by any of the Target Group Members from any source does not exceed any limitation on its borrowing contained in the constitution document of such Target Group Member or in any debenture or loan stock trust deed or instrument or any other document executed by such Target Group Member.

(c)	None of the Target Group Members has any outstanding loan capital or loan stock or engaged in financing of a type which would not require to be shown or reflected in the financial statements of such Target Group Member or borrowed any money which have not been repaid.

7.2	Debts owed to the Target Group Members

(a)	None of the Target Group Members owns the benefit of any debt (whether present or future) other than debts which have accrued to it in the ordinary course of business.

(b)	The debts owing to any of the Target Group Members were paid in full on their due dates or, if any such debts are not yet due, each such debt is not now regarded by any of the Target Group Members or by the Vendors as irrecoverable in whole or in part.

(c)	No debt shall be due from the Vendors to any of the Target Group Members immediately before the Completion.

7.3	Working capital requirements

Having regard to the existing banking and other financial resources as at the date of this Agreement and as at Completion Date, each of the Target Group Members has sufficient working capital for the purpose of continuing to carry on its business and for the purposes of executing, carrying out and fulfilling in accordance with their terms all orders, projects and contractual obligations which have been placed with or undertaken by such Target Group Member.

7.4	Financial facilities

None of the assets of the Target Group Members is subject to any Encumbrance.

7.5	Options, guarantees etc.

(a)	None of the Target Group Members is responsible for the indebtedness of any other Person, and in particular but without prejudice to the generality of the foregoing, is a party to any option or pre-emption right or a party to any guarantee or suretyship or any other obligation (whatever called) to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities or the purchase of assets or serrices or otherwise) for the payment of, or as an indemnity against the consequence of default in the payment of, any indebtedness of any other person.

(b)	Immediately upon Completion, no Person other than the Target Group shall have given any guarantee of or security for any overdraft, loan or loan facility granted to the Target Group.

8.	PROPERTIES

8.1	General

The property set out below (the “Property”) comprise all the properties which will be leased, used or occupied by the Target Group Members and all the rights vested in the Target Group Members relating to any property as at Completion:

Rooms 11 & 12, 10/F, Wui Mau Centre, 19 On Sum Street, Sha Tin, New Territories, Hong Kong (香 港 新 界 沙 田 安 心 街 19 號 匯 貿 中 心 10 樓 11 室), which were leased by Wong Kai Yeung as landlord and Jingxing Storage as tenant for a period of two years from 1 September 2024 to 31 August 2026 pursuant to two tenancy agreements (in Chinese) both dated 5 July 2024.

8.2	Possession and occupation

(a)	There are no circumstances which would entitle or require a lessor or any other person to exercise any power of entry upon or of taking possession of the Property or which would otherwise restrict or terminate the continued possession or occupation thereof.

(b)	(If respect of Property owned by the Target Group Members) The relevant Target Group Member has good right and title to the Property free from all Encumbrances.

8.3	Matters affecting the Property

(a)	Each of the Target Group Members has duly performed, observed and complied with all covenants, restrictions, reservations, conditions, agreements, statutory requirements, bye-laws/articles of association, orders, building regulations and other stipulations and regulations affecting the Property and its use, including the terms of any lease or tenancy agreement under which any part of the Property is held, and the use of the Property does not contravene the same and (without prejudice to the generality of the foregoing) all outgoings have been paid to date and, in the case of leasehold property, all rents and service charges have been paid to date, and no notice of any alleged breach of any of the terms of any such lease or tenancy agreement has been served on any of the Target Group Members. There will be no debt or liability whatsoever outstanding or incurred in respect of or arising out of the Property as at the Completion Date.

(b)	To the best knowledge of the Vendor Warrantors, there are no disputes with any adjoining or neighbouring owner with respect to boundary walls and fences, or with respect to any easement, rights or means of access to the Property.

(c)	To the best knowledge of the Vendor Warrantors, all necessary approvals from the governmental agency for the construction, development, occupation and use of the Property have been obtained and are valid and subsisting. In relation to buildings erected on the Property:

(i)	the buildings and/or relevant land-use rights are free from any Encumbrances; or

(ii)	no structural or other material defects have appeared in respect of or is affecting the buildings, fixtures and other related structures and all such buildings and structures are in good repair and condition.

9.	OTHER ASSETS

9.1	Assets and charges

All material assets of the Target Group or which have otherwise been represented as being the property of the Target Group or which are at the date of this Agreement and Completion used or held for the purposes of its business were, are and will be at such date in the absolute beneficial ownership of the relevant Target Group Member and the relevant Target Group Member is the absolute beneficial owner of and has good, marketable title to all such assets.

9.2	Condition of assets

The plant and machinery (including fixed plant and machinery) and all vehicles and office and other equipment and assets which are material to the Target Group’s business which have not been disposed of in the ordinary course of business:

(a)	do not contravene any requirement or restriction having the force of law;

(b)	performs in accordance with its manufacturers specifications and are in good repair and condition and are regularly maintained, fully serviceable and in good working order;

(c)	are each capable of doing the work for which they were designed and/or purchased and will each be so capable (subject to fair wear and tear) during the period of time over which the value of such assets will be written down to nil in the accounts of the Target Group;

(d)	are not surplus to the Target Group’s requirements; and

(e)	are not unsuitable or in need of immediate renewal or replacement.

9.3	Condition of stock-in-trade

Each of the Target Group Members’ stock-in-trade is in saleable quality and is capable of being sold by the relevant Target Group Member in the ordinary course of business.

9.4	Retention of title

None of the Target Group Members has acquired or agreed to acquire any material asset on terms that title to such asset does not pass to such Target Group Members until full payment is made.

9.5	Equipment leases etc

Rentals payable by any of the Target Group Members under any leasing, hire-purchase or other similar agreement to which it is a party have not been and are not likely to be increased.

10.	TAXATION

10.1	All Taxation assessed upon each of the Target Group Members, or for which each of the Target Group Members is liable to account, has been paid by each of the relevant Target Group Member on the due date for payment and the relevant Target Group Member is not under any liability to pay any penalty or interest in connection therewith, and each of the Target Group Members has deducted all Taxation required to be deducted from any payments made by it and where appropriate it has duly accounted for any such taxation deducted or collected.

10.2	The returns for Taxation purposes which ought to have been made by or in respect of any of the Target Group Members in Hong Kong or any part of the world, have been duly made and all such returns are up to date, correct and on a proper basis and are not the subject of any dispute with the relevant Taxation, revenue or other appropriate authorities.

10.3	There is no material dispute or disagreement with any tax authority regarding material liability or potential material liability to any tax or duty (including in each case penalties and interest) recoverable from any of the Target Group Members.

10.4	Each of the Target Group Members has, as required by any tax authority, withheld and paid all Taxation required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholders or holders of other securities, or other third party.

11.	OPERATIONS

11.1	Licences, permits, consents and authorities

Each of the Target Group Members has all necessary licences (including statutory licences), permits, consents and authorities (public and private) for the proper and effective carrying on of its business and in the manner in which such business is now carried on and all such licences, permits, consents and authorities are valid and subsisting in Hong Kong and any other places of business of such Target Group Member, and the Vendor Warrantors are not aware of any reason why any of them should be suspended, cancelled or revoked whether in connection with the transactions contemplated by this Agreement or otherwise and there are no factors that might in any way prejudice the continuance or renewal of any of those licences, permits, consents or authorities, and none of the Target Group Members is restricted by contract from carrying on any activity in any part of the world.

11.2	Litigation and arbitration

(a)	None of the Target Group Members is engaged in any litigation, arbitration, mediation, administrative, investigation proceedings that could have a material adverse effect and, in so far as the Vendor Warrantors are aware of, there are no such lawsuits or arbitration proceedings pending or anticipated by or threatened against any of the Target Group Members or any person for whose acts or defaults any of the Target Group Members may be vicariously liable and there are no unfulfilled or unsatisfied judgments or orders against any of the Target Group Members.

(b)	None of the Target Group Members is subject to any order or judgment, arbitral award, decision, administrative penalty given by any court or governmental agency which is still in force.

(c)	None of the Target Group Members has given any undertaking to any court or to any third party arising out of any legal proceeding.

(d)	In so far as the Vendor Warrantors are aware of, there is no matter or fact in existence which might give rise to any legal proceedings or arbitration involving any of the Target Group Members that could have a material adverse effect, including any which might form the basis of any criminal prosecution against any of the Target Group Members.

(e)	No governmental or other investigation or inquiry is in progress or in so far as the Vendor Warrantors are aware of, threatened in respect of any of the Target Group Members or its business and there are no circumstances likely to lead to any of the same.

(f)	There are no claims pending or threatened against any of the Target Group Members by an employee or workmen or third party in respect of any accident or injury and, so far as the Vendor Warrantors are aware, up to the date of this Agreement, there has been no occurrence of event or circumstance which is likely to give rise to such claims.

11.3	Delegation of powers

There is not in force any power of attorney given by any of the Target Group Members or any other authority (express, implied or ostensible) given by any of the Target Group Members to any Person to enter into any contract or commitment or do anything on its behalf other than any authority of directors or employees to enter into routine trading contracts in the normal course of their duties.

11.4	Customers and suppliers

In so far as the Vendor Warrantors are aware of, no circumstance exists which would enable any customer or supplier to raise any set off or counterclaim against any of the Target Group Members or cause any customer or supplier to substantially withhold or delay payment to any of the Target Group Members or cause any supplier to substantially withhold or delay delivery of any property or the provision of any service to any of the Target Group Members except for credit periods which are granted in the relevant Target Group Member’s ordinary course of business.

11.5	Business name

Each of the Target Group Members has carried on its business under its corporate name.

11.6	Winding up, insolvency and receivership

(a)	No order has been made or petition presented or resolution passed for the winding up of any of the Target Group Members and no distress, execution or other process has been levied on any of its assets.

(b)	None of the Target Group Members has stopped payment and is insolvent or unable to pay its debts as they fall due.

(c)	No administrative or other receiver has been appointed by any Person of the business or assets of any of the Target Group Members or any part thereof, nor has any order been made or petition presented for the appointment of an administrator in respect of any of the Target Group Members.

(d)	There has been no delay by any of the Target Group Members in the payment of any material obligation due for payment.

11.7	Guarantees, warranties and sureties

None of the Target Group Members has given any guarantee or warranty or made any representation in respect of articles or trading stock sold or contracted to be sold or service provided or contracted to be provided by it save for any warranty or guarantee implied by law, or has accepted any liability or obligation to service, maintain, repair, take back or otherwise do or not do anything in respect of any articles, stock or service that would apply after any such article or stock has been delivered by it or service performed by it, as the case may be.

12.	CONTRACTS

12.1	Material contracts

None of the Target Group Members is a party to or subject to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which:

(a)	is incapable of complete performance in accordance with its terms within 12 months after the date on which it was entered into or undertaken;

(b)	cannot readily be fulfilled or performed by the Target Group Members on time and without undue or unusual expenditure of money and effort;

(c)	involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature and not in the ordinary course of business; or

(d)	requires the Target Group Members to pay any commission, finder’s fee or the like in respect of the transactions contemplated by this Agreement.

12.2	Performance of material contracts

(a)	The terms of all material contracts of the Target Group have been complied with by the relevant Target Group Member(s) in all material respects and in so far as the Vendor Warrantors are aware of, there are no circumstances likely to give rise to a default by any of the Target Group Members. In this warranty, “material contracts” means any subsisting material agreements to which any of the Target Group Members is a party and the agreement will be considered material if the aggregate amount of financial commitment incurred by the relevant Target Group Member under that agreement in favour of the counterparty over the full terms of that agreement exceeds HK$1,000,000.

(b)	There are no outstanding claims, separately or in the aggregate of material amounts, against any of the Target Group Members on the part of customers or other parties in respect of defects in quality or delays in delivery or completion of contracts or deficiencies of design or performance or otherwise relating to liability for goods or services sold or supplied by any of the Target Group Members and, in so far as the Vendor Warrantors are aware, no such claims are threatened or anticipated and there is no matter or fact in existence in relation to goods or services currently sold or supplied by any of the Target Group Members which might give rise to the same.

(c)	The Vendor Warrantors have no knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any agreement or other transaction to which any of the Target Group Members is a party and the relevant Target Group Member has not received any notice of any intention to terminate, repudiate or disclaim any such agreement or other transaction.

12.3	Restrictive contracts

There are no agreements in force restricting the freedom of any of the Target Group Members to provide and take goods and services by such means and from and to such Persons as it may from time to time think fit.

13.	EMPLOYEES

13.1	Service contracts etc.

(a)	There is no contract of service in force between any of the Target Group Members and any of its directors, officers or employees which is not terminable by the relevant Target Group Member without compensation on one months’ notice given at any time.

(b)	There are no agreements or other arrangements (binding or otherwise) between any of the Target Group Members or any employers’ or trade association of which any Target Group Member is a member and any trades union or other body or organisation representing its employees.

13.2	Benefits

(a)	Compliance with contractual obligations

There are no amounts owing to directors, officers or employees of any of the Target Group Members other than not more than one month’s arrears of remuneration accrued or due or for reimbursement of business expenses incurred within a period of three months preceding the date hereof.

(b)	Future obligations

No moneys or benefits other than in respect of remuneration or emoluments of employment are payable to or for the benefit of any director, officer or employee of any of the Target Group Members.

13.3	Liabilities and payments

No gratuitous payment has been made or promised by any of the Target Group Members in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment or for services of any director, officer or employee of any of the Target Group Members.

13.4	Relevant legislation

(a)	Notices

None of the Target Group Members has been served with any improvement and/or prohibition notices pursuant to any applicable employment or health and safety laws, rules and/or regulations or is in breach of any provisions of any of the foregoing.

(b)	Claims by employees

Each of the Target Group Members has insurance coverage sufficient for the requirements of the applicable laws over any liability or claim against such Target Group Member from any employee, and the Vendor Warrantors are not aware of any circumstances which would affect any of the Target Group Members in recovering the amount of the claims under those insurance policies.

13.5	Share and other schemes

None of the Target Group Members has in existence nor is it proposing to introduce:

(a)	any employee share trust, share incentive scheme, share option scheme or profit sharing scheme for the benefit of all or any of its directors, officers or employees; or

(b)	any scheme under which any director, officer or employee of any of the Target Group Members is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of any of the Target Group Members.

13.6	Disputes and claims

No dispute exists or can reasonably be anticipated between any of the Target Group Members and a material number or category of its employees and there is no wage or other claims outstanding against any of the Target Group Members by any person who is now or has been a director, officer or employee of any of the Target Group Members.

14.	PENSION SCHEMES

14.1	In respect of the employees of any of the Target Group Members who are employed subject to the laws and regulations of Hong Kong, apart from the mandatory provident fund contributions which are required to be paid by such Target Group Member under the Mandatory Provident Fund Schemes Ordinance (Cap. 485 of the laws of Hong Kong), none of the Target Group Members maintain any other pension scheme and any other similar schemes. All MPF contributions which are required to be paid by the Target Group Members have at all times been fully and duly paid by the Target Group Members.

14.2	There is no material dispute or disagreement with any governmental agency and any third party regarding material liability or potential material liability to any social contributions and housing funds recoverable from each of the Target Group Members or regarding the availability to each of the Target Group Members of any relief from social contributions and housing funds.

15.	INSURANCE

All premiums due on the policies of insurance of any of the Target Group Members now in force have been duly paid and all such policies are valid and in force and there are no circumstances which might lead to any liability under such insurance being avoided by the insurers or the premiums being increased and there is no claim outstanding under such policy nor are the Vendor Warrantors aware of any circumstances likely to give rise to a claim or cause an application for renewal of such policy to be refused.

16.	INTELLECTUAL PROPERTY

16.1	Ownership and rights

(a)	General

All intellectual property exploited or used by the Target Group is in the absolute beneficial ownership of one or more of the Target Group Member, or the relevant Target Group Member is a licensee of the same pursuant to a legally binding and valid agreement.

No right or licence has been granted by any of the Target Group Members to any persons to use, in any manner, or to do anything which would or might otherwise infringe any of the rights to the intellectual property.

(b)	Enforcement

All applications for any intellectual property owned, used or otherwise exploited by any of the Target Group Members are being diligently prosecuted; patents, registered trademarks and registered designs and other similar registered or recorded intellectual property rights owned, used or otherwise exploited by any of the Target Group Members have been maintained; nothing has been done to diminish or otherwise affect the reputation of unregistered trademarks, trade names, brand names or get up owned, used or otherwise exploited by any of the Target Group Members; no copying or reproduction of the copyright material owned, used or otherwise exploited by any of the Target Group Members has been permitted (expressly or by implication); all technical information and other knowhow owned, used or otherwise exploited by any of the Target Group Members has been kept confidential; and (where applicable) all application, registration and renewal fees necessary to procure, register, record or maintain the intellectual property have been paid. There has been no infringement of the intellectual property used by any of the Target Group Members.

(c)	Intellectual property agreements

All agreements granting rights to any of the Target Group Members for the use of intellectual property are valid and binding; so far as the Vendor Warrantors are aware none has been the subject of any breach or default by any party thereto or of any event which with notice or lapse of time or both would constitute a default; nor are there any disputes, claims or proceedings arising out of or relating to any such agreements. None of the Target Group Members has authorised or otherwise permitted, expressly or by implication, any use whatsoever of the intellectual property owned, used or otherwise exploited by the relevant Target Group Member save insofar as any such authority is contained in agreements granting rights to the relevant Target Group Member for the use of intellectual property. None of the Target Group Members uses or otherwise exploits any intellectual property belonging to a third party save insofar as it is licensed to do so. All such agreements have been duly recorded or registered with the proper authorities whenever a legal requirement to do so exists.

17.	CONSEQUENCE OF THE PURCHASE OF THE SALE SHARES

Save as contemplated by this Agreement, the purchase of the Sale Shares by the Purchaser or compliance with the terms of this Agreement and any change in the current management of the Target Group:

(a)	will not cause the Target Group to lose the benefit of any right or privilege it presently enjoys in relation to the Target Group nor are the Vendor Warrantors aware of any reason which causes any Person who normally does business with the Target Group not to continue to do so on the same basis as previously;

(b)	will not relieve any Person of any obligation to the Target Group (whether contractual or otherwise) or enable any Person to determine any such obligation or any right or benefit enjoyed by the Target Group or to exercise any right whether under an agreement with or otherwise in respect of the Target Group;

(c)	will not conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which any of the Target Group Members is now a party or any loan to or mortgage created by any of the Target Group Members or of its memorandum of association and articles of association;

(d)	will not result in any present or future indebtedness of any of the Target Group Members becoming due and payable or capable of being declared due and payable prior to its stated maturity;

(e)	will not conflict with, violate or result in a breach of any law, regulation, order, decree or writ applicable to any of the Target Group Members; and

(f)	will not affect the validity of all the licences, permits, consents and authorities necessary for any of the Target Group Members to conduct its business.

18.	ACQUISITION OF THE CONSIDERATION SHARES

The Vendors understand that the Consideration Shares are not being registered under the Securities Act of 1933, as amended (the “Securities Act”). As such, upon the potential listing of the Shares on NASDAQ Stock Market or another national stock exchange, the Consideration Shares constitute “restricted securities” under the Securities Act. Such Consideration Shares may not be sold or otherwise transferred unless they are registered under the Securities Act and applicable foreign or state laws or unless exemptions from registration are available under such laws. Any certificates evidencing the Consideration Shares will bear a legend restricting the distribution, resale, transfer, pledge, hypothecation or other disposition of such securities unless and until such securities are registered under the Securities Act or an opinion of counsel acceptable to the Purchaser is received concluding that registration is not required under the Securities Act. The Vendors are aware of the placement of a legend on any certificate or other document evidencing the Consideration Shares that such Consideration Shares have not been registered under the Securities Act or any state securities or “blue sky” laws. The Vendors are aware that the Purchaser will make a notation in its appropriate records with respect to the restrictions on the transferability of the Shares. The legend to be placed on each certificate representing the Shares shall be in form substantially similar to the following:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of (i) an effective registration statement for such securities under said act or (ii) an opinion of company counsel that such registration is not required.

19.	ACCURACY OF INFORMATION

19.1	The information set out in the Recitals and Schedule 1 relating to the Target Group are accurate in all material aspects.

19.2	All written information given to the Purchaser or its professional advisers during the negotiations prior to the date of this Agreement and its content was when given, and is at the date when it is given, true and accurate in all material respects and there is no fact, matter or circumstance which renders any such information untrue, inaccurate or misleading in any material respects.

SCHEDULE 4
PURCHASER WARRANTIES

1.	The Purchaser has, on the date of this Agreement and on Completion, full and unfettered right, power and authority to enter into this Agreement and assume all of its obligations hereunder and no further actions or proceedings are necessary on its part in connection with the execution, delivery and performance by it of this Agreement.

2.	The Purchaser is a company duly incorporated and validly existing under the laws of BVI. As at the date of this Agreement and immediately before Completion, the Purchaser owns and will own 1,000 ordinary shares in the share capital of Kamui Logistics Automation System, representing 100% of the issued share capital of Kamui Logistics Automation System.

3.	This Agreement constitutes valid and legally binding obligations on the part of the Purchaser enforceable in accordance with its terms.

4.	All information given by the Purchaser or its agents or professional advisers to the Vendors or their employees, agents or professional advisers was, when given, and is now true, accurate and complete in all respects.

5.	Subject to the fulfillment of the Conditions Precedent, all necessary consents, authorisations and approvals of and all necessary registrations and filings with any governmental or regulatory agency or body required in Hong Kong and BVI for or in connection with this Agreement and the performance of the terms thereof have been obtained or made or will have been obtained or made by Completion.

6.	All the Consideration Shares to be issued and allotted by the Purchaser to the Vendors will be duly authorised, validly issued and fully paid up and none of such shares will be issued in violation of the memorandum and articles of association of the Purchaser or the terms of any agreement or laws and regulations by which the Purchaser or its shareholders were or are bound, if any.